Aflac Incorporated 2006 10-K

EXHIBIT 23

KPMG LLP
303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA 30308

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

The shareholders and board of directors of Aflac Incorporated:

We consent to incorporation by reference in registration statement (No. 33-64535) on Form S-3, and (Nos. 333-135327, 333-135324, 33-41552, 33-44720, 333-01243, 333-27883, and 333-115105) on Form S-8 of Aflac Incorporated of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of earnings, shareholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules (hereafter, financial statements), management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Aflac Incorporated. Our report with respect to the financial statements refers to the adoption by the Company of the provisions of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), in 2006.

Atlanta, Georgia
February 27, 2007

EXH 23-1